                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 2)


                               eFunds Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   28224-R10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 17, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:       [ ] Rule 13d-1(b)
                         [X] Rule 13d-1(c)
                         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G


CUSIP No. - 28224-R10-1                                        Page 2 of 9 Pages

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Partners, L.P., a Delaware limited partnership 22-2875193
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)        (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
 NUMBER OF
   SHARES                          899,921
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY         6      SHARED VOTING POWER
    EACH
 REPORTING                         0
   PERSON     ------------------------------------------------------------------
    WITH           7      SOLE DISPOSITIVE POWER

                                   899,921
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,403,483
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES(1)                                                      [ ]

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.08%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------

(1) This Amendment No. 2 to Schedule 13G corrects a typographic error in Amendment No. 1 to Schedule 13G filed January 22, 2001.

CUSIP No. - 28224-R10-1                                        Page 3 of 9 Pages

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)        (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Bermuda

--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF
   SHARES                          206,388
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY         6      SHARED VOTING POWER
    EACH
 REPORTING                         0
   PERSON     ------------------------------------------------------------------
    WITH           7      SOLE DISPOSITIVE POWER

                                   206,388
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,403,483
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES(1)                                                      [ ]

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.08%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                       CO
--------------------------------------------------------------------------------

(1) This Amendment No. 2 to Schedule 13G corrects a typographic error in Amendment No. 1 to Schedule 13G filed January 22, 2001.

CUSIP No. - 28224-R10-1                                        Page 4 of 9 Pages

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Institutional Partners, L.P., a Delaware limited partnership
                       06-1456821
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)        (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
  NUMBER OF
   SHARES                          26,702
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY         6      SHARED VOTING POWER
    EACH
 REPORTING                         0
   PERSON     ------------------------------------------------------------------
    WITH           7      SOLE DISPOSITIVE POWER

                                   26,702
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,403,483
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES(1)                                                      [ ]

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.08%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------

(1) This Amendment No. 2 to Schedule 13G corrects a typographic error in Amendment No. 1 to Schedule 13G filed January 22, 2001.

CUSIP No. - 28224-R10-1                                        Page 5 of 9 Pages

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Investors, L.L.C.
                       13-4095958
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1)        (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
 NUMBER OF
   SHARES                          270,472
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY         6      SHARED VOTING POWER
    EACH
 REPORTING                         0
   PERSON     ------------------------------------------------------------------
    WITH           7      SOLE DISPOSITIVE POWER

                                   270,472
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,403,483
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES(1)                                                      [ ]

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.08%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                       OO
--------------------------------------------------------------------------------

(1) This Amendment No. 2 to Schedule 13G corrects a typographic error in Amendment No. 1 to Schedule 13G filed January 22, 2001.

                                                               Page 6 of 9 Pages

Item 1(a)         Name of Issuer:

                  eFunds Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  7272 East Indian School Road, Suite 420
                  Scottsdale, Arizona 85251

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, L.L.C. - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e)         CUSIP Number:

                  28224-R10-1

                                                               Page 7 of 9 Pages

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 1,403,483 shares of Common Stock, par value $0.01 per share.

                          This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional") and ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional and Investors each may be deemed to be the beneficial owner of the shares of eFunds Corporation common stock beneficially owned by the other members of the group.

                          As of January 22, 2001: (i) ESL was the record owner of 899,921 shares of common stock of eFunds Corporation; (ii) Limited was the record owner of 206,388 shares of common stock of eFunds Corporation;
                          (iii) Institutional was the record owner of 26,702 shares of common stock of eFunds Corporation; and (iv) Investors was the record owner of 270,472 shares of common stock of eFunds Corporation.

                  (b)     Percent of Class: 3.08%

                                                               Page 8 of 9 Pages

                  (c)     Number of shares as to which each person has:

                          (i)   sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                          (ii)  shared power to vote or to direct the vote:

                                    See Item 6 of each cover page.

                          (iii) sole power to dispose or to direct the
                                disposition of:

                                    See Item 7 of each cover page.

                          (iv) shared power to dispose or to direct the disposition of: 0.

                                    See Item 8 of each cover page.

Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: |X|

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 2001

                                       ESL PARTNERS, L.P.

                                       By: RBS Partners, L.P., its general
                                           partner
                                       By: ESL Investments, Inc., its general
                                           partner

                                           By: /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                              Edward S. Lampert
                                              Chairman

                                       ESL LIMITED

                                       By: ESL Investment Management, LLC, its
                                           investment manager

                                           By: /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                              Edward S. Lampert
                                              Managing Member

                                       ESL INSTITUTIONAL PARTNERS, L.P.

                                       By: RBS Investment Management, LLC, its
                                           general partner

                                           By: /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                              Edward S. Lampert
                                              Managing Member

                                       ESL INVESTORS, L.L.C.

                                       By: RBS Partners, L.P., its manager
                                       By: ESL Investments, Inc., its general
                                           partner

                                           By: /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                              Edward S. Lampert
                                              Chairman

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
1            Joint Filing Agreement, dated as of January 12, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL
             Institutional Partners, L.P. and ESL Investors, L.L.C.
             (incorporated herein by reference from Exhibit 1 to Schedule 13G filed on January 12, 2001).